Exhibit 3.1

Amended and Restated

Certificate of Formation

OF

TGC INDUSTRIES, INC.

Pursuant to the provisions of Sections 3.057, 3.058, 3.059, and 3.060 of the Texas Business Organizations Code (the “TBOC”), TGC INDUSTRIES, INC., a Texas for-profit corporation (the “Corporation”), adopts on this 4th day of June, 2013, this Amended and Restated Certificate of Formation which completely supersedes and replaces the Restated Articles of Incorporation (with Amendment) filed with the Texas Secretary of State on June 20, 2003 (the “2003 Restated Articles”) that are now in effect, as further amended by this Amended and Restated Certificate of Formation, and does not contain any other change except for information omitted under Section 3.059(b) of the TBOC and as set forth in Sections 3, 4, 5 and 6 below.

Section 1

The name of the Corporation as currently shown in the records of the Texas Secretary of State is “TGC INDUSTRIES, INC.”  The type of filing entity of the Corporation is a Texas for-profit corporation.  The date of formation of the Corporation was March 28, 1980, and it has been assigned file number 51318400.

Section 2

The amendment hereafter described in Section 3 has been properly approved in the manner prescribed by Sections 21.053 through 21.055 of the TBOC and by its governing documents.

Section 3

Article 3 is amended in its entirety to read as follows:

3.                                      Purposes.  The Corporation is organized as a for-profit corporation under the Texas Business Organizations Code for the purpose of carrying out any lawful purpose or purposes.

Section 4

Article 4 is amended by amending Article 4.a. in its entirety to read as follows:

4.                                      Shares.  The Corporation may issue two classes of shares as follows:

a.  Common Stock.                                       The aggregate number of shares of Common Stock which the Corporation may issue is 35,000,000 shares, each having a par value of $.01.  The shares shall be designated as Common Stock and shall have identical rights and privileges in every respect.

Section 5

Article 8 is amended in its entirety to read as follows:

8.                                      Directors.  The number of directors constituting the present board of directors is six (6), and the names and addresses of the persons who will serve as directors until the next annual meeting and until their successors have been duly elected and qualified are:

Name	Address

Wayne A. Whitener	101 E. Park Blvd., Ste 955
Plano, TX 75074

William J. Barrett	P. O. Box 6199
Fair Haven, NJ 07704

Herbert M. Gardner	P. O. Box 463
Wading River, NY 11792

Allen T. McInnes	4532 7th Street
Lubbock, TX 79416

Edward L. Flynn	7511 Myrtle Avenue
Glendale, NY 11385

Stephanie P. Hurtt	P. O. Box 643695
Vero Beach, FL 32964

Section 6

Various articles are amended to conform terms and references specified by the Texas Business Organizations Code.

Section 7

The text of the 2003 Restated Articles being restated and amended by this Amended and Restated Certificate of Formation are hereby completely superseded and replaced with the following:

1.                                      Name.  The name of the Corporation is TGC INDUSTRIES, INC.

2.                                      Duration. The period of its duration is perpetual.

3.                                      Purposes. The Corporation is organized as a for-profit corporation under the Texas Business Organizations Code for the purpose of carrying out any lawful purpose or purposes.

4.                                      Shares. The Corporation may issue two classes of shares as follows:

a.                                      Common Stock. The aggregate number of shares of Common Stock which the Corporation may issue is 35,000,000 shares, each having a par value of $.01. The shares shall be designated as Common Stock and shall have identical rights and privileges in every respect.

b.                                      Preferred Stock. The aggregate number of shares of Preferred Stock which the Corporation may issue is 4,000,000, each having a par value of $1.00. The Preferred Stock authorized by this Amended and Restated Certificate of Formation may be issued from time to time in series. The shares of each series shall be subject not only to the provisions of this Article 4b which is applicable to all series of preferred shares, but also to the additional provisions with respect to such series as are fixed from time to time by the Board of Directors. All preferred shares of each series shall be identical and of equal rank, except as may be modified by the Board of Directors. Each share of each series shall be identical in all respects with the other shares of such series, except as to the date from which dividends thereon shall be cumulative in the event the Board designates any such series to be cumulative preferred. The Board of Directors is hereby authorized and required to fix, in the manner and to the full extent provided and permitted by law, all provisions of the shares of each series not otherwise set forth in this Certificate, including, but not limited to:

(1)                                 Designation of Series-Number of Shares. The distinctive designation of each series and the number of shares constituting such series, which number may be increased (except where otherwise provided by the Board of Directors in its resolution creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by resolution of the Board of Directors;

(2)                                 Dividend Rates and Rights.  The annual rate and frequency of payment of dividends payable on the shares of all series and the dividend rights applicable thereto, including, in the event of Cumulative Preferred Stock, the date from which dividends shall be cumulative on all shares of any series issued prior to the record date for the first dividend on shares of such series;

(3)                                 Redemption. The rights, if any, of the Corporation to redeem; the terms and conditions of redemption; and the redemption price or prices, if any, for the shares of each, any, or all series;

(4)                                 Sinking Fund.  The obligation, if any, of the Corporation to maintain a sinking fund for the periodic redemption of shares of any series and to apply the sinking fund to the redemption of such shares;

(5)                                 Voluntary Liquidation Preferences.  The amount payable on shares of each series in the event of any voluntary liquidation, dissolution, or winding up of the affairs of the Corporation;

(6)                                 Conversion Rights.  The rights, if any, of the holders of shares of each series to convert such shares into the Corporation’s Common Stock and the terms and conditions of such conversion; and

(7)                                 Voting Rights.  The voting rights, if any, of the holders of the shares of each series, and any other preferences, and relative, participating, optional, or other special rights, and any qualifications, limitations, or restrictions thereof.

c.                                       Reverse Stock Split.  Effective as of 5:00 p.m. Central Standard Time, on November 6, 1998 (referred to herein as “Effective Time”), every three shares of the Common Stock, par value $.10, issued and outstanding as of the Effective Time were automatically, and without action on the part of the stockholders, converted and combined into one validly issued, fully paid and non-assessable share of Common Stock, par value $.30, (the “Reverse Split”).  In the case of a holder of shares not evenly divisible by three, such holders received in lieu of any fraction of a share, an additional share of Common Stock.  As of the Effective Time and thereafter, a certificate(s) representing shares of Common Stock prior to the Reverse Split were deemed to represent the number of new shares into which the old shares were convertible.

5.                                      No Pre-emptive Rights.  No shareholder or other person may have any pre-emptive rights.

6.                                      Special Provisions Permitted To Be Set Forth In Certificate Of Formation:

a.                                      Interested Directors, Officers, and Shareholders.

(1)                                 If paragraph (2) below is satisfied, no contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of the Corporation’s directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for this reason, solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose.

(2)                                 Paragraph (1) above will apply only if:

(a)                                 The contract or transaction is fair as to the Corporation as of the time it is authorized, approved, or ratified by the Board of Directors, a committee of the board, or the shareholders;

(b)                                 The material facts as to the relationship or interest of the director or officer and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or

(c)                                  The material facts as to the relationship or interest of the director or officer and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by a vote of the shareholders.

(3)                                 For purposes of paragraphs (1) and (2) above, common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

b.                                      Indemnification.

(1)                                 The Corporation shall indemnify, to the extent provided in the following paragraphs, any person who is or was a director, officer, agent, or employee of the Corporation and any person who serves or served at the Corporation’s request as a director, officer, agent, employee, partner, or trustee of another corporation or of a partnership, joint venture, trust, or other enterprise. In the event the provisions of indemnification set forth below are more restrictive than the provisions of indemnification allowed by the Texas Business Organizations Code, then such persons named above shall be indemnified to the full extent permitted by the Texas Business Organizations Code as it may exist from time to time.

(2)                                 In case of a suit by or in the right of the Corporation against a person named in paragraph (1) above by reason of such person’s holding a position named in such paragraph (1) hereafter referred to as a derivative suit, the Corporation shall indemnify such person for reasonable expenses actually incurred by such person in connection with the defense or settlement of the suit, but only if such person satisfies the standard in paragraph (4) to follow.

(3)                                 In case of a threatened or pending suit, action, or proceeding (whether civil, criminal, administrative, or investigative), other than a derivative suit, hereafter referred to as a non-derivative suit, against a person named in paragraph (1) above by reason of such person’s holding a position named in such paragraph (1), the Corporation shall indemnify such person if such person satisfies the standard contained in paragraph (4), for amounts actually and reasonably incurred by such person in connection with the defense or settlement of the non-derivative suit as expenses (including court costs and attorneys’ fees), amounts paid in settlement, judgments, and fines.

(4)                                 Whether in the nature of a derivative suit or non-derivative suit, a person named in Paragraph (1) above will be indemnified only if it is determined in accordance with paragraph (5) above that such person:

(a)                                 acted in good faith in the transaction which is the subject of the suit;

(b)                                 reasonably believed:

(i)                                     his conduct was in the best interests of the Corporation; and

(ii)                                  in all other cases, that his conduct was not opposed to the best interests of the Corporation; and

(c)                                  in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent will not, of itself, create a presumption that this person failed to satisfy the standard contained in this paragraph.

(5)                                 A determination that the standard of paragraph (4) above has been satisfied must be made:

(a)                                 by a majority vote of a quorum consisting of directors who at the time of the vote are not named defendants or respondents in the proceeding; or

(b)                                 if such quorum cannot be obtained, by a majority vote of a committee of the board of directors, designated to act in the matter by a majority vote of all directors, consisting solely of two or more directors who at the time of the vote are not named defendants or respondents in the proceeding; or

(c)                                  by special legal counsel selected by the board of directors or a committee of a board by vote as set forth in subparagraphs (a) and (b) above, or, if such quorum cannot be obtained and such committee cannot be established, by a majority vote of all directors; or

(d)                                 by the shareholders in a vote that excludes the vote of directors who are named defendants or respondents in the proceeding.

(6)                                 Authorization of indemnification and determination as to reasonableness of expenses must be made in the same manner as the determination that indemnification is permissible, except that if the determination that indemnification is permissible is made by special legal counsel, authorization of indemnification and determination as to reasonableness of expenses must be made in the manner specified by subparagraph (5)(c) above for the selection of special legal counsel.

(7)                                 The Corporation may reimburse or pay in advance any reasonable expenses (including court costs and attorneys’ fees) which may become subject to indemnification under paragraphs (1) through (6) above, but only in accordance with the provisions as stated in paragraph (5) above, and only after the person to receive the payment (i) signs a written affirmation of his good faith belief that he has met the standard of conduct necessary for indemnification under paragraph (4), and (ii) undertakes in writing to repay such advances unless it is ultimately determined that such person is entitled to indemnification by the Corporation. The written undertaking required by this paragraph must be an unlimited general obligation of the director but need not be secured. It may be accepted without reference to financial ability to make repayment.

(8)                                 The indemnification provided by paragraphs (1) through (6) above will not be exclusive of any other rights to which a person may be entitled by law, bylaw, agreement, vote of shareholders or disinterested directors, or otherwise.

(9)                                 The indemnification and advance payment provided by paragraphs (1) through (7) above will continue as to a person who has ceased to hold a position named in paragraph (1) above and will inure to such person’s heirs, executors, and administrators.

(10)                          The Corporation may purchase and maintain insurance on behalf of any person who holds or has held any position named in paragraph (1) above against any liability incurred by such person in any such position, or arising out of such person’s status as such, whether or not the Corporation would have power to indemnify such person against such liability under paragraphs (1) through (7) above.

(11)                          Indemnification payments and advance payments made under paragraphs (1) through (10) above are to be reported in writing to the shareholders of the Corporation in the next notice or waiver of notice of annual meeting, or within twelve months, whichever is sooner.

c.                                       Bylaws. The power to alter, amend, or repeal the Bylaws is hereby vested in the Board of Directors.

d.                                      Non-Cumulative Voting. Directors are to be elected by plurality vote. Cumulative voting is not permitted.

e.                                       Purchase Own Stock. The Corporation may, directly or indirectly, purchase its own shares to the extent of the aggregate of unrestricted capital surplus available therefor and unrestricted reduction surplus available therefor.

f.                                        Supermajority Vote for Business Combinations.

The affirmative vote of the holders of eighty percent (80%) or more of the issued and outstanding shares of the Corporation at a duly called meeting of the stockholders shall be required for the approval or authorization of (1) any merger or consolidation of the Corporation with or into another corporation or entity, or (2) any sale of all or substantially all of the Corporation’s assets to another corporation or entity.

g.                                       Consideration of Fairness of Business Combinations.

The Board of Directors of the Corporation, when evaluating any offer of another party to (1) purchase or otherwise acquire all or substantially all of the properties or assets of the Corporation, (2) merge or consolidate the Corporation with or into another corporation or entity, or (3) make a tender or exchange offer for any equity security of the Corporation, may, in connection with the exercise of its judgment in determining what is in the best interests of the Corporation and its shareholders, give due consideration to all relevant factors, including, without limitation: (a) the fairness of the price or financial terms of the proposal, (b) the relationship of the proposal to the value of the Corporation in a transaction of a similar type resulting from arm’s length negotiations; and (c) the social and economic effects of the proposed transaction on the employees, shareholders and other constituents of the Corporation and on the communities in which the Corporation operates or is located.

h.                                      Number and Classification of Directors.

The Board of Directors shall consist of not less than three (3) nor more than nine (9) directors. The number of Directors may be increased or decreased (within the limits stated above) by resolution of the Board of Directors, but no decrease may have the effect of shortening the term of any incumbent director. A director may be removed prior to the end of the term for which he is elected only for cause and by the affirmative vote of the holders of eighty percent (80%) or more of the issued and outstanding shares of the Corporation at a meeting of the stockholders duly called for the consideration of such removal. At any such time as the Board of Directors shall consist of nine (9) directors, the Board of Directors may by resolution classify the Board into three (3) classes, each class to consist of three (3) directors. The term of office of directors of the first class shall expire at the first annual meeting of shareholders after their election, that of the second class shall expire at the second annual meeting after their election, and that of the third class shall expire at the third annual meeting after their election. At each annual meeting after such classification the number of directors equal to the number of the class whose term expires at the time of such meeting shall be elected to hold office until the third succeeding annual meeting.

i.                                          Supermajority Vote for Amendment of this Article.

The provisions set forth in this Article 6 may not be amended, altered, changed or repealed in any respect unless such action is approved by the affirmative vote of the holders of eighty percent (80%) or more of the issued and outstanding shares of the Corporation at a meeting of the stockholders duly called for the consideration of such amendment, alteration, change or repeal.

j.                                         Limitation of Liability.

No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for an act or omission in the director’s capacity as a director, to the extent permitted by the Texas Business Organizations Code.  Neither the amendment nor repeal of this paragraph shall eliminate or reduce the effect of this paragraph in respect of any matter occurring, or any cause of action, suit or claim that, but for this paragraph, would accrue or arise, prior to such amendment or repeal.  If the Texas Business Organizations Code is hereinafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Texas Business Organizations Code, as so amended from time to time.

7.                                      Registered Office and Agent. The street address of the Corporation’s present registered office and the name of its initial registered agent at such address are as follows:

CT Corporation System

350 N. St. Paul St., Ste. 2900

Dallas, Texas 75201-4234

8.                                      Directors.  The number of directors constituting the present board of directors is six (6), and the names and addresses of the persons who will serve as directors until the next annual meeting and until their successors have been duly elected and qualified are:

Name	Address

Wayne A. Whitener	101 E. Park Blvd., Ste 955
Plano, TX 75074

William J. Barrett	P. O. Box 6199
Fair Haven, NJ 07704

Herbert M. Gardner	P. O. Box 463
Wading River, NY 11792

Allen T. McInnes	4532 7th Street
Lubbock, TX 79416

Edward L. Flynn	7511 Myrtle Avenue
Glendale, NY 11385

Stephanie P. Hurtt	P. O. Box 643695
Vero Beach, FL 32964

[Signature Page to Follow]

This Amended and Restated Certificate of Formation becomes effective when filed with the Texas Secretary of State.

TGC INDUSTRIES, INC.

By:	/s/ Wayne A. Whitener
Wayne A. Whitener, President